EXHIBIT 10.09

LEHMAN BROTHERS HOLDINGS INC.

CASH AWARD PLAN

As amended

1.  Effectiveness of Contingent Payment Rights

1.1  Pursuant to the action of the Compensation and Benefits Committee (a) on November 29, 1994, each member (a “Grantee”)  of the Corporate Management Committee (the “CMC”) of Lehman Brothers Holdings Inc. (the “Company”) is granted Contingent Payment Rights (the “Rights”), upon a grant to the Grantee of Restricted Stock Units (“RSUs”) and (b) on March 23, 1995, the CMC and certain Senior Officers who are specified in the March 23, 1995 Committee resolutions (a “Grantee”) are granted Rights upon a grant of Performance Stock Units, each under the Company’s  Management Ownership Plan (the “MOP”).

1.2  Rights held by a Grantee shall be effective for a period of six months following the award to the Grantee (i) of a definitive number of RSUs or (ii) of a definitive number of shares of Common Stock (or RSUs) in satisfaction of Performance Stock Units, (each, as applicable, an “Effective Period”) unless such (i) RSUs or (ii) shares of Common Stock or RSUs are sooner terminated, in which case the Rights shall be void.

2.  Timing and Amount of Payment with Respect to Rights.

2.1  Upon the occurrence of a Change of Control, as hereafter defined, a cash payment in respect to each Right as provided in Section 2.2 shall become immediately payable; provided, however that if the Change of Control occurs due to a tender offer such Right shall become payable in cash only if shares are purchased during the Effective Period pursuant to the tender offer.

2.2

(a) On the date Rights become payable under this Section 2, each Grantee shall be entitled to receive from the Company a cash payment in an amount equal to (i) in the case of the Chief Executive Officer and the President of the Company, 350% of such Grantee’s total cash compensation paid or accrued in respect of the calendar year preceding the occurrence of a Change in Control, (ii) in the case of the Chief Legal Officer and Chief Financial Officer of the Company, 200% of such Grantee’s total cash compensation paid or accrued in respect of the calendar year preceding the occurrence of a Change in Control and (iii) in the case of any other Grantee, including the Chief Administrative Officer of the Company, 300% of such Grantee’s total cash compensation paid or accrued in respect of the calendar year preceding the occurrence of a Change of Control.

(b) In the event, however, that a Grantee was (i) employed by the Company for a portion but not all of the calendar year preceding the occurrence of a Change in Control, or (ii) not employed by the Company at any time during the calendar year preceding the occurrence of a Change in Control, such Grantee’s cash compensation utilized in making the calculations called for by  Section 2.2(a) shall equal the highest annual rate of salary which such Grantee was paid by the Company during the calendar year of the occurrence of the Change in Control plus such Grantee’s target cash bonus for such calendar year.

3.  Withholding of Taxes.

3.1  The Company shall have the right to deduct from any distribution of cash to any Grantee hereunder, an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld with respect to any payment in respect of a Right.

4.  Parachute Tax.

4.1  If all or any portion of the payments with respect to Rights, either alone or together with other payments and benefits a Grantee receives or is then entitled to receive from the Company, would constitute a payment described in Section 280G(b) (2) (or its successors) of the Internal Revenue Code (the “Code”), such payments and benefits provided to Grantee shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, the net after tax benefit of Grantee shall exceed the net after tax benefit if such reduction were not made.  For this purpose, the determination as to whether such payments and benefits constitute a payment described in Code Section 280G (b) (2) and as to the amount of such reduction, if any, necessary to avoid the excise tax shall be based upon the agreement of the Company and the Grantee, or in the absence of such agreement, a determination by the accounting firm as described in Section 4.2 below.  In the event of a determination that such reduction is to take place, the Grantee shall be entitled to designate which payments and benefits shall be reduced, but in the event the Grantee fails to make such designation within 15 days following notification of such determination, the Company shall allocate the reduction among such payments and benefits in its sole discretion.

4.2  “Net after tax benefit” for purposes of this Section 4 shall mean the sum of (i) the total payments payable to Grantee hereunder, plus (ii) all other payments and benefits which the Grantee receives or is then entitled to receive from the Company that would constitute a payment described in Section 280G(b)(2) of the Code, less (iii) the amount of federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Grantee (based upon the rate in effect for such year as set forth in the Code at the time of termination of Grantee’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.  The foregoing calculations shall be made, at the Company’s expense, by the Company and Grantee.  If no agreement on the calculations is reached, Grantee and the Company shall agree to the selection of an accounting firm to make the calculations.  If no agreement can be reached regarding the selection of an accounting firm, the Company shall select a nationally recognized accounting firm which has no current or recent business relationship with the Company.  The determination of any such firm selected shall be conclusive and binding on all parties.

4.3  In the event a determination is made as described in Sections 4.1 and 4.2 above that payments with respect to Rights are to be reduced pursuant to this Section 4 and if such determination occurs after the Grantee has received payments as described in Section 2.2 without such reduction having been made, the amount by which such payment is to be reduced as provided in Section 4.2 above shall be deemed to be a loan from the Company to the Grantee and shall be due and payable by the Grantee to the Company three days following notification by the Company to the Grantee of such determination and the amount owing.  No interest shall be due on such amount.

5.  Non-Transferability.

5.1  No Right granted hereunder shall be transferred, hypothecated, pledged or otherwise disposed of by the Grantee to whom granted otherwise than by will or the laws of descent and distribution.  The terms of such Right shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Grantee.

6.  Definitions.

6.1  “Change of Control” shall mean the occurrence of any of the following:

(a) The commencement (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of a tender offer for more than 20% of the Company’s outstanding shares of capital stock having ordinary voting power in the election of directors (“Voting Securities”).

(b) An acquisition (other than directly from the Company) of any Voting Securities by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities, provided, however, in determining whether a Change of Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.  A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof or a trustee thereof acting solely in its capacity as trustee) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company or its Subsidiaries, or (iii) any Person who files in connection with such acquisition a Schedule 13D which expressly disclaims any intention to seek control of the Company and does not expressly reserve the right to seek such control; provided that any amendment to such statement of intent which either indicates an intention or reserves the right to seek control shall be deemed to be an “acquisition” of the securities of the Company reported in such filing as beneficially owned by such Person for purposes of this subparagraph (b).

(c) The individuals who, as of the effective date of the 1994 initial public trading in Company shares, are members of the Board of Directors (the “Incumbent Board”), ceasing for any reason to constitute at least a majority of the members of the Board of Directors;  provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(d) Approval by stockholders of the Company of:

(i) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a “Non-Control Transaction”; i.e., meets each of the requirements described in (A), (B), and (C) below:

(A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least eighty percent (80%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the Board of Directors of the Surviving Corporation immediately following the consummation of such merger, consolidation or reorganization; and

(C) no Person, other than the Company, a Subsidiary, any employee benefit plan (or any trust forming a part thereof or a trustee thereof acting solely in its capacity as trustee) maintained by the Company, the Surviving Corporation, or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding Voting Securities immediately following the consummation of such merger, consolidation or reorganization.

(ii) A complete liquidation or dissolution of the Company; or

(iii)  An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

6.2  “Hostile Change of Control” shall mean the occurrence of 6.1 (a), (b), (c) or (d) without the prior approval of a majority of the independent members of the Incumbent Board.

6.3. “Friendly Change of Control” shall mean any Change of Control which is not a Hostile Change of Control.

7.   Reimbursement Provision.

7.1. Each Grantee who incurs federal, state or local income tax prior to 1999, as a result of the acceleration and distribution of Company shares in connection with a tender offer constituting a Hostile Change of Control which is not completed, shall be reimbursed by the Company an amount equal to the federal, state and local income taxes (based on the highest marginal rate) related to the excess of (i) the amount of taxable income caused by the distribution of the shares over (ii) the value of the shares following the withdrawal or termination of such a tender (the “Spread”); plus such additional amounts as shall be required so that the net after-tax amount payable to the Grantee in respect of such distribution is the same as it would be if the tax on the Spread had not been imposed.

8.   Amendments.

8.1  This plan may be amended or terminated by the Compensation and Benefits Committee, but no amendment or termination may in any way adversely impact any outstanding Rights.